Exhibit 99.1

Media Contact:	Analyst Contacts:
Eric Boomhower	Bryant Potter	Iris Griffin
(800) 562-9308	(803) 217-6916	(803)217-6642

SCANA Reports Financial Results for Fourth Quarter and Full Year 2016, Announces 2017 Earnings Guidance and Long-term Guidance

Cayce, S.C., February 16, 2017... SCANA Corporation (NYSE: SCG) today announced earnings for the fourth quarter and full year 2016.

For the year ended December 31, 2016, SCANA reported earnings of $595 million, or $4.16 per share, compared to earnings of $746 million, or $5.22 per share, for the same period in 2015. Earnings for 2015 included a $201 million, net of tax gain or $1.41 per share, from the sale of two subsidiaries, Carolina Gas Transmission (CGT) and SCANA Communications, Inc. (SCI).

“We are pleased with our annual results and the continued growth in our electric and gas companies.” said Jimmy Addison, Executive Vice President and Chief Financial Officer. “Our earnings outlook continues to support our long-term growth expectations, based upon expected customer growth and investment in our electric and gas infrastructure driven by the economies of the Carolinas.”

SCANA’s earnings for the fourth quarter of 2016 of $124 million, or earnings per share of 87 cents per share, compared to $98 million, or earnings per share of 69 cents per share, for the fourth quarter of 2015.

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings for 2016 at South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, were $526 million, or earnings per share of $3.68, compared to $480 million, or $3.35 per share, in 2015. Increased electric margins primarily from a Base Load Review Act rate increase, customer growth, and favorable weather compared with the prior year, as well as higher gas margins, were partially offset by increases in operations and maintenance expenses, as well as increases in expenses related to our capital program including interest, depreciation, and property taxes. Abnormal weather increased earnings by 19 cents per share in 2016, compared to 8 cents per share in 2015.

For the fourth quarter of 2016, SCE&G reported earnings of $93 million, or 65 cents per share, compared to $75 million, or 52 cents per share, in the same quarter of 2015. Abnormal weather decreased earnings by 8 cents per share in the fourth quarter of 2016, compared to a decrease of 14 cents per share in the same quarter of 2015. At December 31, 2016, SCE&G was serving approximately 709,000 electric customers and 358,000 natural gas customers, up 1.6 and 2.9 percent, respectively, over 2015.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported 2016 earnings of $57 million, or 40 cents per share, compared to $54 million, or 38 cents per share in 2015. This increase is primarily attributable to higher gas margins from customer growth and a North Carolina Utilities Commission approved rate increase that became effective November 1, 2016. These increases were partially offset by higher operations and maintenance expense, depreciation and property taxes. Reported earnings in the fourth quarter of 2016 were $27 million, or 19 cents per share, compared to $24 million, or 17 cents per share in the fourth quarter of 2015. At December 31, 2016, PSNC Energy was serving approximately 550,000 customers, an increase of 2.9 percent over the previous year.

SCANA Energy Marketing

SCANA Energy Marketing, which markets natural gas in deregulated energy markets, including Georgia where the Company does business as SCANA Energy, reported 2016 earnings of $30 million, or 21 cents per share, compared to $28 million, or 19 cents per share, in 2015. Earnings in the fourth quarter of 2016 were $7 million, or 5 cents per share, compared to $2 million, or 2 cents per share in the fourth quarter of 2015. These earnings increases are due to higher gas margins primarily attributable to more favorable weather in 2016 than in 2015.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include the holding company, and prior to their sales, CGT and SCI, reported a loss of $18 million, or 13 cents per share in 2016, compared to earnings of $185 million, or $1.30 per share in 2015. This decrease is mainly attributable to gains on the sales of CGT and SCI during the first quarter of 2015. For the fourth quarter of 2016, these businesses reported a loss of $3 million, or 2 cents per share, consistent with the same quarter of 2015.

EARNINGS OUTLOOK

Based on 2016 GAAP earnings per share of $4.16, the Company estimates its targeted average annual earnings per share growth rate range to be 2 to 4 percent over the next 3 to 5 years due to the impact of incremental electric margins attributable to abnormal weather in 2016.  Due to the significance of weather to SCE&G’s earnings and its unpredictability, the Company is not able to provide 2017 GAAP earnings guidance.

For 2017, the Company estimates that GAAP-Adjusted Weather-Normalized earnings per share will be $4.15 to $4.35, with an internal target of $4.25 per share.

In addition to the GAAP basis long-term growth rate guidance above, the Company estimates its targeted average annual growth rate for GAAP-Adjusted Weather-Normalized earnings per share to be 4 to 6 percent over the next 3 to 5 years based on 2016 GAAP-Adjusted Weather-Normalized earnings per share of $3.97. 2016 GAAP-Adjusted Weather-Normalized earnings per share reflect downward adjustments of 28 cents per share pre-tax and a tax effect of 9 cents per share for a net of tax 19 cents per share to normalize weather in the electric business.

The Company's management believes that these non-GAAP earnings and earnings growth measures provide a meaningful representation of the Company's fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management's opinion, these non-GAAP measures serve as useful indicators of the financial results of the Company's primary businesses and as a basis for management's provision of earnings guidance and growth projections. In addition, management uses these non-GAAP measures in part in making budgetary and operational decisions including determining eligibility for certain incentive compensation payments. These non-GAAP measures are not intended to replace the GAAP measures of earnings per share or average annual earnings per share growth rate, but are offered as supplements to those GAAP measures.

Factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 3:00 p.m. ET on Thursday, February 16, 2017. The call-in numbers for the conference call are 1-888-347-3258 (US), 1-855-669-9657 (Canada) and 1-412-902-4279 (International). Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available through March 2, 2017. The telephone replay numbers are 1-877-344-7529 (US), 1-855-669-9658 (Canada), and 1-412-317-0088 (International). The event code for the telephone replay is 10098305.

All interested persons, including investors, media and the general public, may listen to a live webcast and access related presentation materials of the conference call at the Company’s website at www.scana.com. Participants should go to the website at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the conference call will also be available on the website through March 2, 2017.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 709,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) legislative and regulatory actions, particularly changes related to electric and gas services, rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations, and actions affecting the construction of new nuclear units; (3) current and future litigation; (4)changes in the economy, especially in areas served by subsidiaries of SCANA; (5)the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (6) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (7) the loss of sales to distributed generation, such as solar photovoltaic systems or energy storage systems; (8) growth opportunities for SCANA’s regulated and other subsidiaries; (9) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity; (10) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries (the Company) are located and in areas served by SCANA’s subsidiaries; (11) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (12) payment and performance by counterparties and customers as contracted and when due; (13) the results of efforts to license, site, construct and finance facilities for electric generation and transmission, including nuclear generating facilities; (14) the results of efforts to operate the Company's electric and gas systems and assets in accordance with acceptable performance standards, including the impact of additional distributed generation and nuclear generation; (15) maintaining creditworthy joint owners for SCE&G’s new nuclear generation project; (16)  the creditworthiness and/or financial stability of contractors of SCE&G’s new nuclear generation project, particularly in light of adverse financial developments disclosed by Toshiba; (17) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed, at agreed upon quality and prices, for our construction program, operations and maintenance; (18) the results of efforts to ensure the physical and cyber security of key assets and processes; (19) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (20) the availability of skilled, licensed and experienced human resources to properly manage, operate, and grow the Company’s businesses; (21) labor disputes; (22) performance of SCANA’s pension plan assets and the effect(s) of associated discount rates; (23) changes in tax laws and realization of tax benefits and credits, including production tax credits for new nuclear units, and the ability or inability to realize credits and deductions; (24) inflation or deflation; (25) changes in interest rates; (26) compliance with regulations; (27) natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and (28) the other risks and uncertainties described from time to time in the reports filed by SCANA or SCE&G with the SEC.

SCANA and SCE&G disclaim any obligation to update any forward-looking statements.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating Revenues:
Electric(1,2)	$580	$543	$2,614	$2,551
Gas-Regulated	250	200	788	811
Gas-Nonregulated	227	213	825	1,018
Total Operating Revenues	1,057	956	4,227	4,380

Operating Expenses:
Fuel Used in Electric Generation	133	136	576	660
Purchased Power	14	14	64	52
Gas Purchased for Resale	302	256	1,054	1,287
Other Operation and Maintenance	198	188	755	715
Depreciation and Amortization(2)	95	90	371	358
Other Taxes	62	58	254	234
Total Operating Expenses	804	742	3,074	3,306

Gain on sale of CGT, net of transaction costs(3)	-	-	-	234

Operating Income	253	214	1,153	1,308

Other Income (Expense)
Other Income(1)	18	19	64	75
Other Expense	(7)	(17)	(38)	(60)
Gain on sale of SCI, net of transaction costs(3)	-	-	-	107
Interest Charges, Net	(88)	(82)	(342)	(318)
Allowance for Equity Funds Used During Construction	8	7	29	27
Total Other Income (Expense)	(69)	(73)	(287)	(169)

Income Before Income Tax Expense	184	141	866	1,139
Income Tax Expense(3)	60	43	271	393

Net Income	$124	$98	$595	$746

Earnings Per Share of Common Stock	$0.87	$0.69	$4.16	$5.22
Weighted Average Shares Outstanding (Millions):	142.9	142.9	142.9	142.9
Dividends Declared Per Share of Common Stock	$0.575	$0.545	$2.30	$2.18

Note (1): Pursuant to Orders of the Public Service Commission of South Carolina (SCPSC), other income for the year ended December 31, 2015 reflects the recognition of $5 million of gains which had been realized upon the settlement of certain interest rate contracts and previously recorded as regulatory liabilities. Such gain recognition was fully offset by downward adjustments to revenues within electric margin and had no effect on net income.
Note (2): During the third quarter of 2015, the SCPSC approved SCE&G’s adoption of updated, lower depreciation rates for its electric and common utility assets effective as of January 1, 2015. The SCPSC also approved SCE&G’s request that the reduction relating to the first half of 2015’s depreciation expense resulting from the adoption of these depreciation rates be offset with a corresponding reduction to the recovery of fuel costs (electric revenue). Accordingly, electric revenue for the year ended December 31, 2015 reflects a reduction of $14.5 million when compared to electric revenue for the year ended December 31, 2016.
Note (3): In the first quarter of 2015, SCANA sold two of its subsidiaries, CGT and SCI. The sales were closed on January 31st and February 20th of 2015, respectively. The gain on the sale of CGT was $136 million, or 95 cents per share, net of taxes and the gain on the sale of SCI was $65 million, or 46 cents per share, net of taxes.

Earnings per Share by Company:
(Unaudited)
	Quarter Ended		Twelve months Ended
	December 31,		December 31,
	2016	2015	2016	2015
SC Electric & Gas	$0.65	$0.52	$3.68	$3.35
PSNC Energy	0.19	0.17	0.40	0.38
SCANA Energy	0.05	0.02	0.21	0.19
Corporate and Other(3)	(0.02)	(0.02)	(0.13)	1.30
Earnings per Share	$0.87	$0.69	$4.16	$5.22

Variances in Earnings per Share:
(Unaudited)
	Quarter Ended	Twelve Months Ended
	December 31,	December 31,
2015 Earnings per Share	$0.69	$5.22

Variances:
Electric Margin and Other Income (Non-Weather)(1,2)	0.17	0.60
Electric Margin (Weather)	0.06	0.11
Natural Gas Margin	0.08	0.08
Operations & Maintenance Expense	(0.04)	(0.19)
Interest Expense (Net of AFUDC)	(0.03)	(0.11)
Depreciation	(0.02)	(0.07)
Property Taxes	(0.02)	(0.09)
Effective Tax Rate Change	(0.02)	0.02
Gain on Sales of Subsidiaries, net of taxes(3)	-	(1.41)
Variances in Earnings per Share	0.18	(1.06)

2016 Earnings per Share	$0.87	$4.16